UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 10, 2011

EZCORP, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19424	74-2540145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer
Identification No.)
1901 Capital Parkway, Austin, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
On May 10, 2011 (the “Closing Date”), EZCORP, Inc. (as Borrower) and certain of its domestic subsidiaries (as Guarantors) entered into a Credit Agreement with a syndicate of lenders and Wells Fargo Bank, National Association, as Administrative Agent, and BBVA Compass Bank, as Syndication Agent. The Credit Agreement provides for a senior secured revolving credit facility in an aggregate principal amount of $175 million, including a $5 million sublimit for the issuance of standby letters of credit and a $15 million sublimit for swingline loans, all subject to various terms and conditions contained in the Credit Agreement. Under the terms of the Credit Agreement, we may request that the revolving line of credit be increased to a total of $225 million. A copy of the Credit Agreement is attached as Exhibit 10.1 to this report. Terms not otherwise defined herein have the meaning given to them in the Credit Agreement.
The new revolving credit facility replaces our previous credit facilities, which consisted of an $80 million revolving credit facility expiring December 31, 2011 and a $40 million term loan maturing December 31, 2012. See “Item 1.02 — Termination of a Material Definitive Agreement” below. There were no amounts outstanding under the previous revolving credit facility on the Closing Date. The amount outstanding on the previous term loan ($17.5 million plus accrued interest) was prepaid from cash on hand, and the outstanding letters of credit totaling $5 million were refinanced under the new revolving credit facility, leaving $170 million available on the new revolving credit facility as of the Closing Date.
Proceeds of the new revolving credit facility will be used to refinance the outstanding letters of credit under the previous credit facilities (as described above); to pay costs, fees and expenses associated with the new facility; and for working capital and other general corporate purposes, including permitted investments and acquisitions. The new facility will be available on a revolving basis from and after the Closing Date until May 10, 2015.
Borrowings under the new facility bear interest annually at a rate equal to, at our choosing, either LIBOR (for one, two, three, six, nine or, subject to lender approval, twelve months) or the Alternate Base Rate, plus, in each case, a specified margin depending on our Total Leverage Ratio. The Credit Agreement defines Alternate Base Rate as the greatest of (a) the Administrative Agent’s prime rate, (b) the federal funds effective rate plus 1/2 of 1% and (c) one month LIBOR plus 1%. We will also pay a quarterly commitment fee equal to 0.50% or 0.375% (depending on our Total Leverage Ratio) of the average daily unused amount of the revolving credit commitments.
Borrowings under the new facility are secured by first priority security interests in and liens on (a) substantially all of the tangible and intangible personal property and assets of EZCORP and its domestic subsidiaries and (b) all equity interests in EZCORP’s domestic subsidiaries and up to 65% of the voting stock of all first-tier foreign subsidiaries.
The Credit Agreement contains affirmative and negative covenants customary for financings of this type, including limitations on certain indebtedness, liens, acquisitions and other investments, fundamental changes, asset dispositions and dividends and other distributions. The Credit Agreement also contains restrictive covenants regarding Total Leverage Ratio, Fixed Charge Coverage Ratio and minimum Net Worth, as well as customary events of default.
The foregoing includes a description of the material terms and conditions of the Credit Agreement, and is qualified in its entirety by the complete terms and conditions of the Credit Agreement, which is incorporated herein by reference.
Item 1.02 — Termination of a Material Definitive Agreement
As described under “Item 1.01 — Entry into a Material Definitive Agreement” above, the Fifth Amended and Restated Credit Agreement, dated December 31, 2008, among EZCORP, Wells Fargo Bank, National Association, as Administrative Agent and Issuing Bank, Union Bank of California, N.A., as Syndication Agent, and other banks party thereto, was terminated on the Closing Date and replaced by the new Credit Agreement described above.

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The disclosure in “Item 1.01 — Entry into a Material Definitive Agreement” is incorporated herein by reference.
Item 9.01 — Financial Statements and Exhibits
(d) Exhibits.
10.1	Credit Agreement, dated May 10, 2011, among EZCORP, Inc. (as Borrower), certain domestic subsidiaries of the Borrower from time to time party thereto (as Guarantors), the Lenders party thereto, and Wells Fargo Bank, National Association (as Administrative Agent) and BBVA Compass Bank (as Syndication Agent)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.
Date: May 11, 2011	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit
10.1	Credit Agreement, dated May 10, 2011, among EZCORP, Inc. (as Borrower), certain domestic subsidiaries of the Borrower from time to time party thereto (as Guarantors), the Lenders party thereto, and Wells Fargo Bank, National Association (as Administrative Agent) and BBVA Compass Bank (as Syndication Agent)

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